Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectuses of Energy Transfer Partners, L.P. for the registration of common units and debt securities and to the incorporation by reference therein of our report dated February 28, 2012 (except for Notes 2, 4, 16 and 18, as to which the date is June 22, 2012), with respect to the consolidated financial statements of Sunoco, Inc. and subsidiaries included in Sunoco, Inc.’s Current Report (Form 8-K) dated June 22, 2012, filed with the Securities and Exchange Commission and incorporated by reference in Energy Transfer Partners, L.P.’s Current Report (Form 8-K) dated June 25, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

August 17, 2012